AMENDED AND RESTATED
LICENSE AGREEMENT

          THIS AMENDED AND RESTATED LICENSE
AGREEMENT (this "Agreement") made and entered into as of the 24th day of September, 1999, by and among CUMBERLAND PACKING
CORP., a New York corporation, with offices at 2 Cumberland Street, Brooklyn, New York 11205 ("Cumberland"), OLD FASHIONED
SYRUP COMPANY, INC., a Florida corporation, with offices at 3350
NW Boca Raton Boulevard, Suite A28, Boca Raton, Florida 33431
("Licensee"), Licensee's sole shareholder, MERIDIAN HOLDINGS,
INC. a Florida corporation, with offices at 3350 NW Boca Raton
Boulevard, Suite A28, Boca Raton, Florida 33431 ("Meridian") with respect to Sections 1(p), 14, 15, 18, 19, 20 and 21 herein, and with respect to Sections 15 and 18 herein, Alan Posner and Mark Streisfeld, the managing shareholders of Meridian (the "Managing Shareholders");
with reference to the following background:

     A.   WHEREAS, Cumberland is the owner of the Licensed
Trademark (as such term is defined below) throughout the world relating to the world renowned mark "SWEET'N LOW" for use in connection with sugar-free reduced calorie sugar substitutes and various other food items;

     B. WHEREAS, Cumberland and Licensee previously entered into a License Agreement dated as of November 28, 1998 (the "Original Agreement") whereby Cumberland granted Licensee an exclusive license in the Licensed Territory to manufacture and sell Licensed Product (as such terms are defined below) under the Licensed Trademark;

     C. WHEREAS, the Original Agreement required certain shareholders of Licensee (the "Licensee Shareholders") to grant
Cumberland a right of first refusal with respect to the sale or exchange of their Licensee stock providing, among other things, that if Cumberland did not exercise its right of first refusal, the Licensee Shareholders were required to pay Cumberland a percentage of the proceeds from the sale or exchange of their Licensee stock;

     D. WHEREAS, the Licensee Shareholders subsequently restructured Licensee's ownership by transferring their Licensee stock to Meridian in exchange for Meridian stock and now Licensee is a wholly owned subsidiary of Meridian;

     E. WHEREAS, in exchange for Cumberland's consent to the restructured ownership, Cumberland has agreed to release the Licensee Shareholders from certain obligations under the Original Agreement and Meridian agrees to grant Cumberland the Warrant (defined below); and

     F. WHEREAS, pursuant to the terms and conditions of this Agreement, the parties hereto desire to amend and restate the Original Agreement as of the date hereof.

          NOW THEREFORE, for and in consideration of the covenants and obligations hereinafter set forth, to be well and faithfully performed by the respective parties hereto, the parties hereby mutually agree as follows, each intending to be legally bound hereby:

     1. Definitions. For purposes of this Agreement, the terms set forth below shall have the meanings ascribed to them:

     (a) "Affiliate" shall mean, with respect to any Person (as such term is defined below), (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence or (v) any relatives, including but not limited to, spouse, natural or adoptive lineal ancestors or descendants, and trusts for his, her or their exclusive benefit, of any Person described in clauses (i) through (v).

     (b) "Agreement Year" shall mean any calendar year during the term of this Agreement, with the first Agreement Year ending on December 31, 1999, and each Agreement Year thereafter commencing on January 1 and ending on December 31 of such year.

     (c)  "CPI" shall mean the Consumer Price Index for All Urban
     Consumers, All U.S. Cities Average (1982-84 Base), as published by the U.S. Department of Labor, Bureau of Labor Statistics, or any successor index thereto.

     (d) "Governmental Agency" shall mean the U.S. Food and Drug Administration, or its successor, and any other U.S. and foreign government, governmental agency or authority that monitors, controls or otherwise regulates the marketing, sale, distribution, purchase, consumption or use of the Licensed Products in any jurisdiction.

     (e) "License" shall mean the license granted by Cumberland to Licensee pursuant to Section 2 hereof.

     (f) "Licensed Product" shall mean the sugar-free, reduced calorie (as each are defined by applicable Governmental Agency guidelines, laws, rules or regulations) chocolate flavored syrup product, a sample of the formulation of which already has been approved by Cumberland, as the same may be amended pursuant to the terms of this Agreement.

     (g) "Licensed Territory" shall initially mean the United States of America and Canada, and such other territories as may be mutually agreed upon in writing, to the extent that Cumberland has rights to the Licensed Trademark therein.

     (h) "Licensed Trademark" shall mean the mark "SWEET'N LOW " used alone or in combination with the design of a musical bar and treble clef solely for use in connection with the manufacture and sale of the Licensed Product.

     (i) "Minimum Royalty" shall mean the Minimum Royalty applicable to each Agreement Year pursuant to Section 5 herein.

     (j) "Net Sales" shall mean the total gross invoice price of the sales of the Licensed Product, less trade discounts and allowances (not to exceed 10% per shipment) and/or refunds for goods returned in the ordinary course of business, if actually taken, to the extent such items are included in the gross invoice price. There shall be no reduction from the total gross invoice price for any other item, including without limitation, coupons, advertising or other similar items thereto, except for items given to charity by Licensee, used as samples in promotional tastings and such other items as may be agreed to by Cumberland in writing.

     (k) "Person" shall mean any natural person, partnership, corporation, limited liability company, trust or other entity or association.

     (l) "Prime Rate" shall mean the interest rate published from time to time by Chase Manhattan Bank, N.A., or its successor, as its prime lending rate.

     (m) "Promotional Materials" shall mean all packaging, labels, wrappers, letterhead, business cards, signs, bulletins, circulars, selling sheets, brochures, print and broadcast media advertisements and all other promotional materials whatsoever, regardless of media, relating to the Licensed Products and/or the Licensed Trademarks.

     (n)  "Royalty" or "Royalties" shall mean the Royalties set forth in
     Section 4 herein, payable by Licensee to Cumberland pursuant to the terms and conditions of this Agreement.

     (o) "Trade Class" shall mean each of, the "food service" Trade Class (for example, restaurants, institutional users) and the "retail" Trade Class (for example, supermarkets, drug stores, club stores, Wal-Marts).

     (p) "Transfer" shall mean (i) a direct or indirect sale, assignment, delegation, transfer or sublicense by Licensee of any of its rights or obligations under this Agreement, (ii) a merger involving
     Licensee or Meridian where Meridian or Licensee does not survive the merger and there has been a significant change in control of Licensee or Meridian, (iii) a transfer of all or substantially all of Licensee's or Meridian's assets (in a single transaction or a series of related transactions), (iv) a transfer of all or any portion of a direct or indirect ownership interest (1) in Meridian by a Managing Shareholder or (2) in Licensee by Meridian, and/or (v) a significant change in the management or control of Licensee or Meridian.

2.   License.

     (a)  Grant of License.  In exchange for the consideration set forth in
     Section 4 and other valuable consideration, Cumberland hereby grants Licensee the exclusive right, license and privilege to: (i) manufacture itself or have manufactured on its behalf the Licensed Product under the Licensed Trademark by a manufacturer or Affiliate approved in writing by Cumberland, which approval shall not be unreasonably withheld, and (ii) promote, publicize, advertize, market, sell and distribute the Licensed Product under the Licensed Trademark in the Licensed Territory for the Trade Classes, all subject to the terms and conditions of this Agreement.

     (b) Brokers, Salespersons and Distributors. Licensee may appoint brokers, salespersons and distributors, subject to the terms and conditions of this Agreement. Cumberland shall have the right, in its sole and absolute discretion, to disapprove of any broker, salesperson or distributor appointed by Licensee if such Person acts in an unlawful manner or otherwise adversely affects, or is in conflict with, the business or reputation of Cumberland or the Licensed Trademark. Licensee shall be solely responsible for the actions and omissions of its brokers, salespersons and distributors.

     (c)  Rights of First Refusal.

     (i) Each party agrees that prior to marketing, selling or otherwise distributing or offering to distribute any non-chocolate flavored sugar free, reduced calorie syrup, excluding maple syrup, (e.g., butterscotch, strawberry, caramel) under any mark or label, such party hereby gives the other party the right of first refusal to add such flavored syrup to the definition of Licensed Product hereunder, during the term of this Agreement. In the event such right of first refusal is not accepted, the requesting party may proceed with such non-chocolate flavored syrup unencumbered by this Agreement.

(ii) Each party agrees that prior to marketing, selling, distributing or otherwise offering to distribute any Licensed Product to or within a country not in the Licensed Territory, such party hereby gives the other party the right of first refusal to add such country to the definition of Licensed Territory under this Agreement.
          Furthermore, in the event the Licensed Territory is expanded by mutual agreement of Licensee and Cumberland pursuant to this Agreement, Licensee agrees to offer any existing distributor of Cumberland products in such expanded territory the right of first refusal to sell the Licensed Product hereunder. Notwithstanding the foregoing, Cumberland reserves the right in its sole discretion, to purchase the Licensed Product from Licensee for sale to its foreign distributors outside the Licensed Territory at the same wholesale prices charged by Licensee in the Licensed Territory without offering Licensee the right of first refusal with respect to such purchases.

(iii) For the purposes of this Section, the right of first refusal shall operate as follows:

     (A) Prior to entering into any transaction ("Transaction") to which the right of first refusal applies pursuant to this Section 2(c), Cumberland or Licensee, as the case may be ("Offeror"), shall give the other (the "Offeree") written notice containing all of the following (the "Offer Notice"):

     (i)  the terms and conditions of the proposed Transaction;

     (ii) a true and complete copy of any written offer related to the Transaction from any third party, and

   (iii) the Offeror's offer (the "Offer") to the Offeree to cause the definition of "Licensed Product" or "Licensed Territory," as the case may be, to be modified to include the Transaction.

     (B) The Offer shall be and remain irrevocable for a period (the "Offer Period") ending at 11:59 P.M. local time at Cumberland's principal office, on the thirtieth (30th) day following the date the Offer Notice is given. The Offer may be accepted at any time during the Offer Period in writing.

     (C) If the Offer is accepted, the definition of Licensed Product or Licensed Territory, as the case may be, hereunder shall be modified accordingly.

     (D) If the Offer is not accepted in accordance with the foregoing, the party who made the Offer shall have the right, for a period of ninety (90) days after the expiration of the Offer Period (the "Free Transfer Period") to enter into the proposed Transaction on the same terms and conditions as set forth in the Offer Notice.

     (E) Any Transaction after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

     (d) Exclusive License. During the term of this Agreement, and subject to the terms and conditions hereof, neither Cumberland nor its Affiliates will grant any other licenses for the manufacture or sale of the Licensed Product under the Licensed Trademark in the Licensed Territory to any other Person, nor will Cumberland or its Affiliates manufacture or sell the Licensed Product under the Licensed Trademark in the Licensed Territory.

3.   Ownership of Trademarks and Infringement.

     (a) Ownership. All right, title and interest in and to the Licensed Trademark is and shall at all times remain the exclusive property of Cumberland, and Licensee, on behalf of itself and its Affiliates, shall not contest or dispute the validity of Cumberland's exclusive rights thereto or adopt the Licensed Trademark, or any portion or derivative thereof, to Licensee's own use, except to the extent permitted under this Agreement. All uses of the Licensed
     Trademark by Licensee shall inure to the benefit of Cumberland. Licensee, on behalf of itself and its Affiliates, shall not file or participate in the filing of any application for registration or other similar proceeding for protection of intellectual property rights in any jurisdiction with respect to the Licensed Trademark, or any portion or derivative thereof, or any mark confusingly similar thereto. Licensee shall promptly notify Cumberland of any actual, perceived or potential infringement of a third party against any proprietary right of Cumberland in the Licensed Trademark.
     Cumberland shall determine, in its sole and absolute discretion, whether or not to challenge any aforementioned infringement, and shall be under no affirmative obligation to do so, and Licensee agrees to assist Cumberland, at Cumberland's expense and request, in establishing Cumberland's superior proprietary rights in and to the Licensed Trademark.

     (b) Ownership Designators. When used in association with the Licensed Trademarks, all Licensed Products and all approved Promotional Materials used by or on behalf of Licensee in connection with the offer, sale or other distribution of Licensed Products shall bear an indication that the Licensed Trademarks are owned and licensed by Cumberland, and where appropriate, the Licensed Trademarks will bear the U.S. Federal registered trademark symbol " " or such other designator as may be applicable in the Licensed Territory.

     (c) Infringement. As of the date of this Agreement, Cumberland has registered or filed an application for registration or commenced a similar proceeding for the protection of intellectual property rights with respect to the Licensed Trademarks in the Licensed Territory. Provided that Licensee is not in breach of this Agreement, Cumberland shall defend and hold Licensee harmless from any claim of trademark infringement resulting solely from the use of the Licensed Trademark in the Licensed Territory, provided that with respect to any such claim, Licensee (i) gives Cumberland prompt notice, (ii) permits Cumberland to control the defense, and
     (iii) reasonably cooperates, at Cumberland's expense, in the defense. This Subsection 3(c) sets forth the sole extent of Cumberland's obligations and liability to Licensee with respect to infringement relating to the Licensed Trademark.

     4.   Royalties.

     (a) Royalty Calculation. In consideration of the License granted herein, Licensee shall pay Cumberland an earned Royalty of seven percent (7%) of Net Sales, pursuant to the terms and conditions of this Agreement. In addition, the full seven percent (7%) Royalty must be paid on (i) all "free goods" given to retailers (in lieu of slotting fees or otherwise) based upon the Net Sales price which otherwise would have been charged, and (ii) all "private label" sales of the Licensed Product permitted to be sold pursuant to
     Section 15 herein.

     (b) Indirect Royalties. In the event that Licensee makes a permitted Transfer pursuant to Section 18 and Licensee or an Affiliate receives a direct or indirect royalty, license fee or other compensation from such Person, the Royalties due Cumberland hereunder shall not be diminished thereby and, instead, shall be based upon the underlying Net Sales generated by such Person. Cumberland, in its sole discretion, may collect such Royalties due hereunder directly from such Person or from Licensee.

     (c) Sales to Affiliates. Licensee shall not sell or distribute the Licensed Products to an Affiliate for a price less than that Licensee usually charges non-Affiliates for such Licensed
     Products.

5.   Minimum Royalties.

     (a) Initial Minimum Royalties. Licensee shall pay Cumberland guaranteed Minimum Royalties ring each applicable Agreement
     Year in accordance with the following schedule:

Agreement Year           Minimum Royalty       Year
First Agreement Year               $  20,000.00        1999
Second Agreement Year         $  30,000.00        2000
Third Agreement Year          $  40,000.00        2001
Fourth Agreement Year         $  50,000.00        2002
Fifth Agreement Year          $  60,000.00        2003
Sixth Agreement Year          $  70,000.00        2004
Seventh Agreement Year        $  80,000.00        2005
Eighth Agreement Year         $  90,000.00        2006
Ninth Agreement Year          $100,000.00         2007
Tenth Agreement Year          $110,000.00         2008

     (b) Increase in Minimum Royalties. In the event the term of this Agreement is extended pursuant to Section 17 hereof, the Minimum Royalty due hereunder for the first extended Agreement Year shall be $150,000, and such Minimum Royalty shall be increased by $10,000 each Agreement Year thereafter.

6. Payment of Royalties. Within thirty (30) days after the end of each calendar quarter of each Agreement Year, Licensee shall pay
Cumberland the Royalties, in immediately available funds, due as follows:

     (a) First Quarter. For the first quarter of each Agreement Year, the payment shall be equal to one quarter (1/4) of the applicable annual Minimum Royalties or the amount of actual Royalties calculated from Net Sales, whichever is greater;

     (b) Second Quarter. For the second quarter of each Agreement Year, the payment shall be equal to one half (1/2) of the applicable annual Minimum Royalties or the amount of actual Royalties calculated from Net Sales for the first two (2) quarters, whichever is greater, less Royalties actually paid by Licensee for the prior quarter;

     (c) Third Quarter. For the third quarter of each Agreement Year, the payment shall be equal to three quarters ( ) of the applicable annual Minimum Royalties or the amount of actual Royalties calculated from Net Sales for the first three (3) quarters, whichever is greater, less Royalties actually paid by Licensee for the prior two (2) quarters; and

     (d) Fourth Quarter. For the fourth quarter of each Agreement Year, the payment shall be equal to the full applicable annual Minimum Royalties or the amount of actual Royalties calculated from Net
     Sales for the entire Agreement Year, whichever is greater, less Royalties actually paid by Licensee for the prior three (3) quarters.

7. Failure to Meet Minimum. Notwithstanding anything to the contrary contained herein, in the event that during any Agreement Year the Royalties calculated from Net Sales are not equal to or greater than the applicable Minimum Royalty, Cumberland shall have the right to terminate this Agreement or any License granted hereunder or the exclusivity thereof, effective immediately, by giving Licensee written notice of such termination.

8.   License Limitations.

     (a) Trade Class. Each Agreement Year after the First Agreement Year, Licensee must sell a sufficient quantity of Licensed Product in each Trade Class to generate one third (1/3) of the applicable Minimum Royalty in each Trade Class. In the event Licensee fails to generate and maintain such one-third (1/3) Minimum
     Royalty in any particular Trade Class, Licensee's License to such particular Trade Class shall, at Cumberland's sole option, terminate, and such Trade Class will no longer be included as part of the License hereunder. In such event, Licensee shall have no further rights to sell the Licensed Product to such Trade Class, unless otherwise agreed by Cumberland in writing, and Cumberland shall be permitted to manufacture, market, sell and otherwise distribute the Licensed Product in that Trade Class in the Licensed Territory or grant licenses to one or more third parties with respect to the same. In addition, the applicable Minimum Royalty due hereunder shall not be reduced as a result of the forfeiture of Licensee's rights to a particular Trade Class.

     (b) Initial Licensed Country. Each Agreement Year after the First Agreement Year, Licensee must sell a sufficient quantity of Licensed Product in Canada and the United States (each an
     "Initial Licensed Country"), respectively, to generate one quarter (1/4) of the applicable Minimum Royalty in each Initial Licensed Country. In the event Licensee fails to generate and maintain such one-quarter (1/4) Minimum Royalty in each particular Initial Licensed Country, Licensee's License to such particular Initial Licensed Country shall, at Cumberland's sole option, terminate, and such Initial Licensed Country will no longer be included as part of the License hereunder. In such event, Licensee shall have no further rights to sell the Licensed Product to such Initial Licensed Country, unless otherwise agreed by Cumberland in writing, and Cumberland shall be permitted to manufacture, market, sell and otherwise distribute the Licensed Product in that Initial Licensed Country or grant licenses to one or more third parties with respect to the same. In addition, the applicable Minimum Royalty due hereunder shall not be reduced as a result of the forfeiture of Licensee's rights to a particular Initial Licensed Country.

     (c) Stand-Alone Entity. Licensee represents and covenants that it is a stand-alone entity and shall not engage in any other business or activity other than the manufacture and sale of the Licensed
     Products hereunder and matters incidental thereto without Cumberland's prior written approval.

9.   Standards of Quality.  All of the Licensed Products sold by
Licensee under the Licensed Trademarks in the Licensed Territory shall at all times be manufactured, marketed, sold and otherwise distributed in accordance with the reasonable standards of quality and control required by Cumberland. Licensee shall not manufacture, market, sell or otherwise distribute any Licensed Product under the Licensed Trademarks if the same do not satisfy such standards of quality and control. In order to ensure that the Licensed Products meet such standards, Licensee shall permit, and shall contractually cause each of Licensee's manufacturers, brokers, salespersons and distributors to permit, Cumberland's representatives to inspect at all reasonable times, upon reasonable notice, any and all manufacturing plants, storage plants and/or shipping facilities at which the Licensed Products are manufactured, processed, packaged, stored and/or shipped, and Licensee shall have the right to be present at such inspection. Cumberland shall also have the right to obtain from time to time, without charge, a reasonable number of samples of the Licensed Product for testing purposes. Said samples shall not be distributed by Cumberland for any other purpose.

10.  Formulation and Product Samples.

     (a) Formulations and Testing. Cumberland shall have the right to inspect, test and approve in writing all formulations prior to their use in the Licensed Products for the purpose of assuring itself that the Licensed Products conform to the requirements and standards of each Governmental Agency and of Cumberland. Such approval will not be unreasonably withheld and once granted shall not be withdrawn unless the Governmental Agency establishes new criteria or Licensee modifies or changes the formulation (with Cumberland's approval) in which event the approval process will be repeated as set forth herein. Unless otherwise required by law, Cumberland agrees to maintain all formulations in strict confidence, with such formulations to be disclosed only to those representatives of Cumberland as are necessary on a need to know basis, and Cumberland will require such representatives to maintain such formulations in strict confidence.

     Cumberland shall be permitted, but not be obligated, to provide advice and recommendations to Licensee with respect to improving formulation, taste and texture of the Licensed Product. Licensee agrees to revise the product formulation consistent with Cumberland's recommendations if such formulation is reasonably acceptable to Licensee. No product formulation shall be changed without Cumberland's prior written consent.

     (b) No Endorsement of Legality. Anything to the contrary in Sections 9 or 10 notwithstanding, Cumberland's approval or consent to any standard of quality or control, any product formulation, nutritional labeling or claims made on labels, shall not be deemed an endorsement of the legality or compliance of such standard or product formulation with the guidelines, laws, rules and regulations of any Governmental Agency, and Licensee shall remain solely responsible for such legality and compliance.

11.  Promotional Materials.

     (a) Prior Approval. Prior to Licensee's (i) use of the Licensed Trademark in association with a Licensed Product, (ii) marketing, selling or otherwise distributing a Licensed Product in a jurisdiction in the Licensed Territory where such products have not previously been marketed, sold or distributed, (iii) advertising, promoting or marketing a Licensed Product, or (iv) use of any Promotional Materials, Licensee will submit to Cumberland an exact copy or reproduction of all Promotional Materials to be used in connection therewith for Cumberland's written consent, which consent will not be unreasonably withheld or delayed.

     (b) Legal Opinion. Except for the packaging, labels or wrappers that have been previously approved by Cumberland, prior to submitting any other packaging, labels or wrappers (including text and claims appearing thereon) to Cumberland for approval, Licensee shall obtain an opinion of legal counsel at Licensee's cost (and forward the same to Cumberland along with such materials) in the appropriate jurisdiction where the Licensed
     Product is to be marketed, sold or otherwise distributed which provides that:

     (i) Licensee's packaging, labels, wrappers, advertising or Promotional Materials used in connection with the Licensed
     Product are factually true and accurate and in compliance with all applicable laws, regulations or other requirements of each applicable Governmental Agency and are not otherwise false, misleading or deceptive; and

     (ii) to legal counsel's best knowledge, the Licensed Product is sufficiently distinctive in trade dress so as not to be confused with other products.

     In addition to the foregoing, and upon Cumberland's reasonable request, prior to submitting any Promotional Materials not included in the materials described in Subsection 11(b) to Cumberland for approval, Licensee shall provide a legal opinion as set forth above.

     (c) Timing of Rejection or Approval. Either written approval of or written objection to the Promotional Materials will be given by Cumberland to Licensee within twenty (20) business days of the receipt of the foregoing. Failure of Cumberland to object to the Promotional Materials within such twenty (20) day period shall be considered as approval thereof.

     (d) Prohibition Against Use. In the event Cumberland determines that the Promotional Materials do not comply with the foregoing conditions and all applicable laws, regulations or other requirements applicable to the marketing, sale or other distribution of the Licensed Products in such jurisdiction, Licensee shall not market, sell or otherwise distribute the Licensed Products in such jurisdiction until corrected. It shall be Licensee's exclusive responsibility to monitor and comply with the packaging, advertising and labeling laws, rules and regulations in each country in which it advertises, markets, sells or otherwise distributes the Licensed Products and to promptly notify
     Cumberland of any changes therein. Cumberland reserves the right, in its sole and absolute discretion, to prohibit or selectively preclude Licensee from using any Promotional Materials that specifically references that a Licensed Product "contains no saccharin" or is "saccharin free" or any similar usage thereto.

     (e)  Changes and Additions.  All new or revised Promotional
     Materials must be submitted to Cumberland for written approval in the same manner as set forth in this Section 11, which approval will not be unreasonably withheld.

     (f)  Co-Branding and Cooperative Advertising.

     (i) All third-party co-branding or cooperative advertising of the Licensed Products must be approved in writing, in advance, by Cumberland. Licensee shall furnish Cumberland with a copy of proposed contracts or agreements prior to Cumberland making a final determination of approval with respect thereto.

          (ii) Any approved co-branded or cooperatively advertised Licensed Product shall be subject to all of the terms and conditions of this Agreement, including this Section 11.

          (iii) The Licensed Trademarks must appear as prominently as and at least one hundred-fifty percent (150%) of the size of any co-branded or cooperatively advertised product name or mark on all Promotional Materials.

12. Advertising and Promotional Efforts. Licensee agrees to use best efforts in the promotion and sale of the Licensed Products under the Licensed Trademarks in the Licensed Territory. Licensee agrees to provide the advertising and promotion during each Agreement Year necessary to achieve adequate sales of the Licensed Products. Licensee commits to expend the following minimum annual expenditures solely for advertising and promoting the Licensed Product during each Agreement Year (the "Minimum Capital Commitment"):

Agreement Year           Minimum Capital Commitment
                                        First Agreement Year       $150,000
Second Agreement Year              $200,000
                                   Third Agreement Year               $250,000

Notwithstanding anything to the contrary contained herein, in the event Licensee fails to expend the Minimum Capital Commitment in any of the First, Second or Third Agreement Years (taking into account Licensee's Minimum Capital Commitment expenditures under the Original
Agreement), Cumberland shall have the right to immediately terminate this Agreement, by giving Licensee written notice of such termination.

For each Agreement Year after the Third Agreement Year, Licensee shall expend a Minimum Capital Commitment of the lesser of (i) $500,000
(adjusted each year for increases in the consumer price index), or (ii) 10% of the Net Sales of the Licensed Product. For purposes of this Section 12, up to [25%] of the Minimum Capital Commitment for each year may be comprised of costs associated with "slotting," "free" goods or trade discounts . Upon Cumberland's request, Licensee shall submit to Cumberland satisfactory evidence that Licensee has the financial ability to satisfy the Minimum Capital Commitment required hereunder.
Advertising and promotional expenditure may be spent on product sampling, print, broadcast or other advertising media, promotional events or other advertising as determined by Licensee. Without prejudice to Cumberland's right to terminate pursuant to Section 17 herein, in the event of a shortfall in Licensee's advertising and promotional expenditure during a particular Agreement Year after the Third Agreement Year, Licensee shall increase its minimum advertising and promotional expenditures for the ensuing Agreement Year by the amount of such shortfall. After the Third Agreement Year, Cumberland shall not terminate this Agreement pursuant to Section 17 unless Licensee fails to make the Minimum Capital Commitments as measured over a weighted two (2) year average, provided, however, Cumberland may terminate the Agreement immediately in the event that the Minimum Capital
Commitment shortfall in any Agreement Year is more than ten percent
(10%).

13.  Records and Access.

     (a) Processing and Packaging Procedures. Licensee shall follow such processing and packaging procedures as Cumberland shall reasonably specify to assure itself that the Licensed Products meet the requirements set forth in this Agreement. Such processing and packaging procedures will include, at a minimum, the following:

     (i) Licensee shall require all manufacturers to keep manufacturing records showing the number of items, sizes and lot numbers, permitting identification and tracing of each lot of each batch of Licensed Products completed and distributed.

     (ii) Licensee shall require all manufacturers to keep manufacturing, process and packaging records showing the history of each lot of each batch of Licensed Products, as well as any other information reasonably specified by Cumberland, in triplicate and will forward one copy of such records to Cumberland's offices by mail at Cumberland's request, unless Cumberland shall waive such requirement in writing. Licensee agrees that it will require all manufacturers to maintain copies of such records on file for a period of five (5) years or such longer period if required to do so pursuant to Governmental Agency guidelines, laws, rules or regulations.

     (b) Reports. Within thirty (30) days after the end of each calendar quarter during the term of this Agreement, and for each period thereafter in which Licensee may generate Net Sales, Licensee shall submit a written report to Cumberland showing (i) a sales report for the preceding quarter to include the name of each customer, purchases made by such customer and the volume, value and Licensed Product sold to such customer separated by Trade Class and by countries within the Licensed Territory, and whether such Licensed Product was sold or otherwise distributed under the Licensed Trademark or under a "private label", (ii) details of any deduction from gross sales in arriving at Net Sales,
     (iii) all "free goods" shipped during the quarter, and (iv) documentation relating to Minimum Capital Commitment expenditures for the preceding quarter. In addition, Licensee shall provide Cumberland with such oral reports and updates as Cumberland may reasonably request from time to time. Such written report shall include a computation of the Royalties due based on such Net Sales calculated separately for each Trade
     Class and shall specifically identify each deduction from total gross sales used in arriving at Net Sales.

(c)Financial Statements.  On the date of this Agreement and within ninety
(90) days after the end of each fiscal year of Licensee during the term of this Agreement, Licensee shall submit to Cumberland accurate and complete copies of Licensee's annual financial statements (including balance sheets and statements of income with notes) prepared in accordance with generally accepted accounting principles, consistently applied, and reviewed by independent certified public accountants, and Cumberland agrees to maintain the same in confidence. In addition, Licensee shall furnish Cumberland with an accurate and complete copy of any annual sales reports (or similar data) from any subscriptions it maintains with information database services, such as Information Resources, Inc. or Dunn & Bradstreet or services similar thereto.

(d)Audit. Licensee shall keep its records in sufficient detail, and Cumberland shall have the right at any time upon reasonable notice, which shall be at least one (1) business day, during normal business hours to have Licensee's records examined by any independent public accountant or accountants or by a Cumberland representative to whom Licensee shall have no reasonable objections for the sole purpose of verifying the volume of inventories, the amount of distributions and sales made, the amount of Royalties due under this Agreement and the amounts spent on advertising and promotions. Such examination shall be conducted at Cumberland's expense. However, if upon such examination it is determined that the amount of Royalties paid to Cumberland was short by five (5%) percent or more during any Agreement Year, then, in addition to paying the shortage in Royalties to Cumberland, Licensee shall pay for the cost of the examination plus interest on such shortage at the Prime Rate, plus two percent (2%).

14.  Reputation, Goodwill and Misrepresentation.

(a)Reputation and Goodwill. Licensee and Meridian warrant and covenant that neither of them nor their Affiliates, employees, contractors, representatives, brokers, agents or distributors, during the term of this Agreement or thereafter, shall make any representations or use any Promotional Materials in any manner that actually, or in Cumberland's reasonable discretion may, adversely affect any legal right of Cumberland or be detrimental to the good name and reputation of Cumberland or any of the Licensed Trademarks. Licensee and Meridian, on behalf of themselves and their Affiliates, employees, contractors, representatives, brokers, agents and distributors, warrants and covenants that each will conduct their activities in an ethical manner so that they will not harm, misuse or bring into disrepute the Licensed Trademarks, but on the contrary, will attempt to maintain the value and reputation thereof to the best of their ability.

(b)No Misrepresentation. Licensee and Meridian, on behalf of themselves and their Affiliates, employees, contractors, representatives, brokers, agents and distributors, during this Agreement and thereafter, shall not misrepresent the quality, composition, use, purpose or price of any of the Licensed Products, nor make any promise or representation contrary to the policy or instructions of Cumberland in any manner as set forth in writing.

15. Non-Compete. Licensee, Meridian, the Managing Shareholders and their respective Affiliates hereby covenant and agree that they shall not establish, open, be engaged in, or in any manner whatsoever become interested directly or indirectly in a business or product directly competitive with the Licensed Product in the Licensed Territory during the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement for any reason; provided, however, that Licensee may distribute and sell Licensed Products under "private label", (i.e., super market brands) without any inclusion or use of the Licensed Trademark, and Licensee shall pay Cumberland Royalties on all Net Sales of such "private label" Licensed Product sales on the same terms and conditions as Licensed Product sales sold under the Licensed Trademark. In no event, however, shall "private label" sales during any Agreement Year exceed twenty percent (20%) of all sales by Licensee of Licensed Products made in conjunction with the Licensed Trademark, without Cumberland's prior written consent.

16.  Indemnification and Insurance.

(a)Indemnification. Except as provided in paragraph 3(c) hereof or with respect to items specifically related to a breach by Cumberland hereunder, Licensee hereby releases, indemnifies and holds Cumberland, its shareholders, directors, officers, employees, agents, successors and assigns, harmless from and against and in respect of any loss, liability, damages, claims, costs and expenses (including reasonable attorneys' fees) arising out of, relating to or in any way connected with this Agreement, including, without limitation, the manufacture, packaging, labeling, distribution, marketing, sale, content, consumption or advertising of any of the Licensed Products or the compliance or non-compliance with any applicable law, rule or regulation of any jurisdiction.

(b)Insurance. Licensee shall obtain and maintain an all risk liability insurance policy (including product liability coverage) with a reputable insurer in a minimum amount of one million dollars ($1,000,000) per occurrence, which policy shall include Cumberland as an additional named insured during the term of this Agreement. Each Agreement Year, Licensee shall cause such insurer or its successor to furnish Cumberland with a certificate of proof of such insurance coverage on the insurer's standard form. Such policy shall be written on an "occurrence" basis, and Cumberland shall be entitled to thirty (30) days written notice prior to the non-renewal, cancellation or material modification of the terms and conditions of such policy. Every five (5) years from the date of this Agreement, Licensee shall increase the amount of such insurance coverage to reflect, at a minimum, the cumulative percentage increase in the CPI during the preceding five (5) year period.

17.  Term and Termination.

(a)Term of Agreement. Unless otherwise terminated as provided herein, the initial term of this Agreement shall expire on December 31, 2008 with an option for Licensee to renew for an additional seven (7) year period upon providing Cumberland with not less than ninety (90) days and not more than one hundred-eighty (180) days written notice prior to the expiration of the initial term, provided that Licensee is not then in default of this Agreement. Any extension or renewal of this Agreement shall be subject to the increase in Minimum Royalties as set forth in Section 5(b). Following the expiration of any renewal term, either party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other of its intention to terminate this Agreement.

(b)Termination. Unless otherwise terminated as provided herein, notwithstanding Subsection 17(a), either party hereto may immediately terminate this Agreement by giving written notice to the other party if:

(i) the other party becomes insolvent or any voluntary petition in bankruptcy or corporate reorganization is filed by or against such party, or liquidation proceeding is commenced by or against such party; or

(ii) Licensee breaches any obligations under Sections 4 through 7, 11(b), 12, 15 or 18; or

(iii) the other party fails to perform any of its obligations under this Agreement and, unless otherwise provided herein, such failure is not cured within a reasonable time not exceeding thirty (30) days in the case of non-payment related obligations, or ten (10) days in the case of payment related obligations, after it has received written notice requesting a remedy thereof.

(c)Accrued Obligations. Termination or expiration of this Agreement shall not relieve the parties hereto from their respective obligations which shall have accrued hereunder prior to the effective date of such termination or expiration. Upon the expiration or termination of this Agreement for any reason whatsoever, all rights and interest of Licensee in and to the Licensed Trademarks shall automatically cease and terminate and revert to Cumberland, and Licensee shall, upon request of Cumberland, execute and deliver to Cumberland such papers and documents as may be reasonably requested by Cumberland to evidence such termination. Upon termination or expiration of this Agreement, and provided that Licensee is not in default hereunder, Licensee shall be permitted ninety (90) days following the effective date of termination to sell off its remaining inventory of Licensed Products not exceeding one thousand two hundred (1,200) cases and shall pay Royalties on Net Sales thereon in accordance with the terms and conditions of this Agreement.

(d)Right to Injunctive Relief. Licensee expressly acknowledges that Licensee's breach of this Agreement would cause Cumberland irreparable harm to Cumberland's rights and interests in the Licensed Trademarks which could not be adequately remedied at law, and therefore
Cumberland shall by entitled to injunctive relief in addition to any other rights and remedies otherwise available to Cumberland at law or equity.

18.  Transfers and Right of First Refusal.

(a)Transfers.  Cumberland shall have the right to freely assign or delegate
any portion of its rights and obligations under this Agreement.   Neither
Licensee, Meridian nor the Managing Shareholders shall make a Transfer without the prior written consent of Cumberland, which consent shall not be unreasonably withheld, and any such attempted Transfer in violation of this Section 18 shall be a material breach of this Agreement and entitle Cumberland to immediately terminate this Agreement. Notwithstanding anything in this Section 18(a) to the contrary, either Managing
Shareholder may sell individually to a third party purchaser up to twenty-five percent (25%) of his shares of Meridian common stock held on the date hereof, pursuant to the terms of the Warrant Agreement (described in Section 20 hereof) without violating this Section 18(a).

     In the event Cumberland grants its consent pursuant to this
Section 18, any permitted transferee must expressly agree to be bound by and assume and perform all of the obligations and duties of Licensee, Meridian or the Managing Shareholders, respectively, as the case may be, under this Agreement. Notwithstanding anything contained herein to the contrary, unless otherwise agreed in writing by Cumberland, Licensee, Meridian and/or the Managing Shareholders shall not be relieved of any of their duties or obligations under this Agreement in the event of a Transfer. As of the date hereof, each Managing Shareholder owns the number of shares of Meridian stock as set forth on Exhibit B, attached hereto and incorporated herein.

(b)Right of First Refusal. Notwithstanding the foregoing, in the event of a proposed Transfer, Cumberland shall have the right of first refusal with respect to such proposed Transfer upon the same terms and conditions offered by and to the prospective transferee. Licensee, Meridian and/or the Managing Shareholder(s), as the case may be (individually, the "Transferor"), shall provide written notice to Cumberland of the terms of any proposed Transfer and shall allow Cumberland thirty (30) days from receipt of such written notice to exercise its right of first refusal. In the event that Cumberland declines to exercise its right of first refusal within said thirty (30) days and consents to the Transfer, Licensee, Meridian and/or the Managing Shareholder(s), as the case may be, may consummate the Transfer on the same terms and conditions set forth in the foregoing written notice.

(c)Annual Documentation.  In addition to the financial statements
Licensee must provide Cumberland pursuant to Section 13(c), during the term of this Agreement, within thirty (30) days (unless otherwise agreed to by Cumberland in writing) after Licensee and Meridian, respectively, file their tax returns, Licensee and Meridian, respectively, shall each send Cumberland a copy of their respective tax returns and a list of their officers and directors. Additionally, within forty-five (45) days (unless otherwise agreed to by Cumberland in writing) after the end of each of the Managing Shareholders' respective fiscal (or calendar) years during the term of this Agreement, each Managing Shareholder shall execute a written statement that sets forth the number of shares of stock such Managing Shareholder owns in Meridian as of the close of the previous fiscal year and send such written statement to Cumberland.

(d)Security Interest, etc. Notwithstanding the foregoing, Licensee and Meridian and their Affiliates shall not directly or indirectly mortgage, pledge, hypothecate, grant a security interest in, collateralize or otherwise encumber the License granted hereunder without the express written consent of Cumberland, which consent may be withheld in Cumberland's sole and absolute discretion.

19. Review of Prospectus Materials. Licensee and Meridian agree that they will not disseminate any offering circular or placement memorandum, press releases, prospectus, registration statement
(including but not limited to a Form 10 filed with the U.S. Securities and Exchange Commission) or like materials that contain information about, concerning or related to Cumberland, the License granted hereunder, the Licensed Product or the Licensed Trademark (in each case, the "Prospectus Materials"), without first (i) submitting drafts of the Prospectus Materials to Cumberland for review, and (ii) giving due consideration to any written comments Cumberland may submit concerning the Prospectus Materials. In the event that Cumberland has comments concerning any provision of the Prospectus Materials it must submit such comments in writing to Licensee and Meridian within three
(3) days of receiving such Prospectus Materials. Notwithstanding anything contained in this Section 19 to the contrary, the information contained in the Prospectus Materials shall be the sole and exclusive responsibility of Licensee and/or Meridian, and Licensee and Meridian hereby agree to indemnify and hold Cumberland harmless from any claims, actions or liability related to or arising out of the Prospectus Materials.

20. Warrant Agreement. Pursuant to a Warrant Agreement executed simultaneous herewith, Meridian will issue Cumberland a warrant to purchase up to three hundred and fifty thousand (350,000) shares of Meridian common stock at an exercise price per share equal to the greater of either (i) two dollars and fifty cents ($2.50), or (ii) fifty percent (50%) of the average closing trading price during the twenty (20) day period prior to Cumberland's exercise thereof (the "Warrant"). The Warrant shall be exercisable through and until December 31, 2008, whether or not this Agreement is terminated earlier for any reason. Cumberland may exercise the Warrant by notifying Meridian in writing of the number of shares it desires to purchase and tendering the appropriate exercise price. The issuance of the Warrant is evidenced by the Warrant Agreement attached hereto and incorporated herein as Exhibit A.

21.  Miscellaneous.

(a)Entire Agreement. This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, including the Original Agreement, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party, and no other act, document, usage or custom shall be deemed to amend or modify this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)No Waiver. The waiver by either party of compliance with any provision of this Agreement or any default or breach of this Agreement shall not constitute a waiver of any other or subsequent compliance, default or breach. No act, delay or omission on the part of either party shall be deemed a waiver unless expressly made in writing.

(c)Relationship of Parties. The relationship of Cumberland and Licensee shall be solely that of licensor and licensee. Neither Licensee, Meridian or the Managing Shareholders nor any of their Affiliates, agents, representatives or employees shall be deemed agents, representatives or employees of Cumberland. Neither (i) Licensee, Meridian or the
Managing Shareholders, nor (ii) Cumberland shall have any right or ability to enter into any contract or commitment in the name of, or on behalf of, the other or to bind the other in any respect whatsoever. Licensee, Meridian, the Managing Shareholders and Cumberland do not intend to create any agency, partnership, joint venture or employer-employee relationship.

(d)Notices. Any notice, payment or statement required by this Agreement shall be sent by registered or certified mail to the party to whom such notice, payment or statement is required (pursuant to instructions of the other party) at the address first set forth above for said party or as may be changed and furnished by registered or certified mail. Notice shall be deemed delivered five (5) days after posting if sent from the United States by registered or certified mail, postage prepaid, and addressed as set forth in this Agreement. Any notices required hereunder shall be sent to the parties and addresses set forth below, or to such other place or person as such person may designate in writing:

  If to Cumberland to:                    with a copy to
Jeffrey R. Eisenstadt                   Gregg M. Kander, Esq.
   Executive Vice President           Klett Lieber Rooney &
                                   Schorling
       Cumberland Packing Corp.           A Professional Corporation
         2 Cumberland Street                One Oxford Centre, 40th
                                   Floor
New York, New York 11205           Pittsburgh, Pennsylvania
15219
              Phone     (718) 858-4200           Phone     (412) 392-2021
               Fax  (718) 858-1145           Fax  (412) 392-2128






            If to Licensee to:                 with a copy to:

                 Alan Posner                        Samuel Goldfarb, Esq.
                 President                     Aronauer Golfarb Sills &
                              Re, LLP
      Old Fashioned Syrup Company, Inc.       444 Madison Avenue
         3350 Boca Raton Boulevard, Suite 28A    New York, New York 10022
Boca Raton, Florida 33431               Phone (212) 755-6000
           Phone                              Fax (212) 755-6006
                              Fax

(e)Enforceability. In the event any one or more of the provisions contained in this Agreement shall be held by a court or tribunal of competent jurisdiction as invalid, illegal or unenforceable in any respect, such court or tribunal may modify such provision to the minimum extent possible to make such provision enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(f)Headings and Captions. The titles or captions of sections and subsections in this Agreement are provided for convenience of reference only, and shall not be considered a part of this Agreement for purposes of interpreting or construing or applying this Agreement, and such titles or captions shall not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

(g)Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of that or any other jurisdiction. Each party hereby submits to the laws and jurisdiction of the State of New York, and neither party shall assert a defense of forum non conveniens or the like in any action initiated therein.


          IN WITNESS WHEREOF the parties hereto have executed this License Agreement as of the day and year first above written.


Attest:                            CUMBERLAND
PACKING CORP.
                              By:/s/Marvin Eisenstadt
                              Marvin E. Eisenstadt, President


Attest:                            OLD FASHIONED
SYRUP COMPANY, INC.

                              By: /s/ Alan Posner
                                   Alan Posner, President


Attest:                            MERIDIAN HOLDINGS,
INC.

                              By:/s/Alan Posner
                                   Alan Posner, President


                                                            THE MANAGING
                              SHAREHOLDERS:
Witness:

________________________      /s/ Alan Posner
                               Alan Posner

Witness:

________________________      /s/ Mark Streisfeld
                                 Mark Streisfeld

                    Exhibit A

                Warrant Agreement

                    Exhibit B

Number of Shares of Meridian Stock Held by the Managing
                  Shareholders

               Managing Shareholder's Name             Number of Meridia
                         Shares

                    Alan Posner

                    Mark Streisfeld

                WARRANT AGREEMENT

     THIS WARRANT AGREEMENT (this "Agreement") is made as of
September ___, 1999, by and between Meridian Holdings, Inc., with an address at 3350 N. W. Boca Raton Blvd., Suite A-28, Boca Raton, Florida 33431 (the "Company") and Cumberland Packing Corp., with an address at 2 Cumberland Street, Brooklyn, New York, 11205 ("Cumberland").

                   WITNESSETH

     WHEREAS, the Company's wholly-owned subsidiary, Old
Fashioned Syrup Company, Inc. ("Syrup") entered into a License Agreement with Cumberland, dated as of November 28, 1998 (the "Original License Agreement"); and

     WHEREAS, Syrup, the Company and Cumberland have agreed to amend and restate the Original License Agreement by entering into that certain Amended and Restated License Agreement (the "Amended and
Restated License"), pursuant to which the Company has agreed to grant to Cumberland certain warrants to purchase shares of the common stock of the Company (the "Common Stock") pursuant to the terms set forth herein.

     NOW THEREFORE, the parties, in consideration of the mutual premises set forth herein and in the Amended and Restated License, and intending to be legally bound, the parties agree as follows:

     1.   Grant of Warrant.  The Company hereby grants to
Cumberland and its successors and assigns (the "Holder(s)") Warrants to purchase up to 350,000 shares (the "Exercise Quantity") of the Common
Stock on the date of such purchase. A Holder has the rights and obligations provided for in the form of Warrant Certificate (as defined below) and in this Agreement.

     2.   Warrant Certificate.

          (a) Form of Warrant Certificate. Each Warrant shall be evidenced by a certificate ("Warrant Certificate"), which Warrant Certificate (and the form of election to purchase Common Stock and of assignment to be attached thereto) shall be substantially the same as Exhibit A hereto and may have such marks of identification or designations and such legends, summaries, or endorsements printed thereon as the Company may deem appropriate and which are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may from time to time be listed. The Warrant Certificate shall entitle the Holder thereof to purchase such number of shares of Common Stock as shall be set forth therein at the Exercise Price (as hereinafter defined) at such time or times as the Holder may elect in its sole discretion, but the number of such shares of Common Stock and the Exercise Price shall be subject to adjustment as provided herein.

          (b)  Countersignature and Registration.

               (i) Each Warrant Certificate shall be executed on behalf of the Company by its authorized officer, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or Assistant Secretary of the Company, either manually or by facsimile signature.

               (ii) The Company will keep or cause to be kept, at its principal office, books for the registration and transfer of the Warrant Certificates issued hereunder.

          (c)  Transfer, Split-Up, Combination and Exchange of
Warrant Certificates. At any time prior to the close of business on the Final Expiration Date (as defined hereinafter), a Warrant Certificate may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled such Holder to purchase; provided, however, that any transfer to an entity not majority-controlled by Cumberland requires the prior written consent of the Company, which shall not unreasonably be withheld. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate or Warrant Certificates shall make such request in writing delivered to the Company, and shall surrender the Warrant
Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Company. Thereupon the Company shall deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested.

          (d) Subsequent Issue of Warrant Certificates. Subsequent to their original issuance, no Warrant Certificates shall be issued except (a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 2(c) hereof, (b) Warrant
Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates, and (c) Warrant Certificates issued pursuant to Section 3(d) hereof upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate.

     3.   Exercise of Warrants; Exercise Price; Expiration Date of
Warrants.

          (a) The Holder of any Warrant Certificate may exercise the Warrants evidenced thereby (except as otherwise provided herein) in whole or in part upon surrender of the Warrant Certificate, with the form of election to purchase attached thereto duly executed, to the Company at its principal office, together with payment of the Exercise Price for each share of Common Stock as to which the Warrants are exercised, at or prior to the close of business on December 31, 2008 (the "Final Expiration Date"), or if such day is not a Business Day (as defined below), then on the next succeeding day that shall be a Business Day. For the purposes of this
Section 3(a), "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

          (b) The exercise price for each share of Common Stock pursuant to the exercise of a Warrant shall be equal to the greater of (i) $2.50 per share of Common Stock issuable upon exercise of the Warrant, or
(ii) fifty percent (50%) of the average Current Market Value (as hereinafter defined) per share of the Common Stock during the twenty (20) day period immediately preceding an exercise of the Warrant (the "Exercise Price"), shall be subject to adjustment from time to time as provided in Section 7 hereof and shall be payable in accordance with paragraph (c) below.

          (c) Upon receipt of a Warrant Certificate representing exercisable Warrants, with the form of election to purchase duly executed, accompanied by payment of the Exercise Price for the shares to be purchased and an amount equal to any applicable transfer tax required to be paid by the Holder of such Warrant Certificate in accordance with Section
6 hereof in cash, or by certified check or cashier's check payable to the order of the Company, the Company shall as soon as practicable (i) requisition from any transfer agent of the Common Stock certificates for the number of shares of Common Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 8 hereof, (iii) after receipt of such certificates, cause the same to be delivered to or upon the order of the Holder of such Warrant Certificate, registered in such name or names as may be designated by such Holder (assuming that such transfer is made in accordance with the Securities Act of 1933, as amended, and applicable state securities law and Sections 5 and 11 hereof) and (iv) subject to Section 8 hereof, after receipt, deliver such cash to or upon the order of the Holder of such Warrant Certificate.

          (d) In case the Holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Company to the Holder of such Warrant Certificate or to its duly authorized assigns, subject to the provisions of
Section 8 hereof.

     4.   Cancellation and Destruction of Warrant Certificates.  All
Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall when surrendered to the Company be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.

     5.   Restrictive Legend.  Certificates representing shares of
Common Stock issued upon exercise of the Warrants, to the extent that and for so long as required pursuant to the Securities Act of 1933, as amended, and applicable state securities law, shall bear the following legend:

                    "THESE SECURITIES HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES
          ACT OF 1933, AS AMENDED (THE
          "SECURITIES ACT"), OR ANY
          SECURITIES LAWS OF ANY STATE
          AND MAY NOT BE TRANSFERRED
          WITHOUT REGISTRATION UNDER THE
          SECURITIES ACT OR STATE
          SECURITIES LAWS OR AN OPINION OF
          COUNSEL, SATISFACTORY TO
          MERIDIAN HOLDINGS, INC., THAT
          SUCH REGISTRATION IS NOT
          REQUIRED."

Any such legend shall be removed and the Company shall issue a certificate without such legend upon request by the Holder if (a) such securities are registered under the Securities Act, (b) the Company is provided with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such security may be made without registration under the Securities Act or (c) the Company is provided with reasonable assurances that such securities can be sold pursuant to Rule 144(k) under the Securities Act.

     6.   Reservation and Availability of Common Stock.

          (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or any shares of Common Stock held in its treasury, free from preemptive rights and solely for the purpose of issue upon exercise of the Warrants, that number of shares of Common Stock that will from time to time be sufficient to permit the exercise in full of all outstanding Warrants.

          (b) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of Warrants shall, at the time of delivery of the certificates for such shares of Common Stock (subject to payment of the Exercise Price), be duly authorized, validly issued, fully paid and nonassessable shares.

          (c) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Warrant Certificates or of any shares of Common Stock upon the exercise of Warrants, except that if the shares of Common Stock or new Warrant Certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes shall be paid by the Holder of the Warrant at the time of delivery of the executed election to purchase or promptly upon receipt of a written request of the Company for payment.

          (d) The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of the Warrant(s) upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of the Warrant(s)) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of the Warrant(s) and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of the Warrant(s) if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

     7.   No Dilution or Impairment.

          (a)  Calculation and Adjustment of Exercise Quantity.
The Company acknowledges that the initial Exercise Quantity was calculated based upon an intention that the full exercise of the Warrant would result in the Holder obtaining shares of Common Stock constituting
6.2893% (the "Applicable Percentage") of the Company's Common Stock and options, warrants (including the Warrants), convertible securities, securities and other rights (in each case whether now existing or hereafter issued or arising) to acquire from the Company shares of Common Stock
("Common Stock Equivalents") outstanding as of the date of exercise of the Warrant (based on Five Million Two Hundred Fifteen Thousand (5,215,000) shares of Common Stock issued or reserved for issuance upon conversion of outstanding Common Stock Equivalents as of the date hereof). It is the intent of the parties hereto that after giving effect to the exercise in full of the Warrants, the Holder's share ownership of the Common Stock will be equal to the Applicable Percentage. The Exercise Quantity shall be adjusted upon each additional issuance of shares of Common Stock or Common
Stock Equivalents in order to maintain the Applicable Percentage. Notwithstanding the foregoing, neither the Exercise Quantity nor the Exercise Price shall be adjusted pursuant to this Section 7(a) as a consequence of (i) an issuance of Common Stock or Common Stock
Equivalents at an issuance price per share greater than or equal to the then current Exercise Price, (ii) a grant of Common Stock Equivalents at a conversion or exercise price per share greater than or equal to the then current Exercise Price, (iii) an issuance of shares in connection with the Company's underwritten initial public offering of its Common Stock, or any issuances of Common Stock or Common Stock Equivalents subsequent to such offering, or (iv) the issuance or exercise of a warrant to purchase
50,000 shares of Common Stock pursuant to any license agreement involving the Company and Cumberland relating to a sports drink product.

          (b)  Adjustment of Exercise Price and Number of Shares.
In addition to the foregoing, the Exercise Quantity and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

               (i) Reclassification, Consolidation or Merger. In case of any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation, or in case of any sale of all or substantially all of the assets of the Company, or in case of a share exchange in which 80% or more of the outstanding capital stock of the Company is exchanged for capital stock of another corporation, any of which transactions shall be referred to hereinafter as a "Corporate Transaction," the holder shall have the right to receive the type and amount of shares of stock and other securities and property to which such holder would have been entitled if it had received Common Stock by exercise of the Warrants immediately prior to such Corporate Transaction, and the Exercise Price shall be adjusted accordingly. Notwithstanding anything to the contrary herein, in the case of a Corporate Transaction, the Company may, at its option, elect to purchase the Warrants from the holder thereof, upon written notice to the holder, for cash in an amount equal to the dollar value of the Common Stock that the Holder would have been entitled to receive had (i) the Warrants been exercised immediately prior to the Corporate Transaction, and (ii) such shares of Common Stock been exchanged in the Corporate Transaction.

               (ii) Subdivision or Combination of Shares.  If the
Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the Exercise Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

               (iii) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend of Common Stock with respect to Common Stock payable in, or make any other distribution with respect to Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

               (iv) Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment of the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

               (v) No Impairment. The Company will not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the Holder of the Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

               (vi) Stockholder Rights Plan. Notwithstanding the foregoing, in the event that the Company shall distribute "poison pill" rights pursuant to a "poison pill" stockholder rights plan (the "Rights"), the Company shall, in lieu of making any adjustment pursuant to Section 7 hereof, make proper provision so that each Holder who exercises a Warrant after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, a number of Rights to be determined as follows: (i) if such exercise occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a Holder of a number of shares of Common
Stock equal to the number of shares of Common Stock issuable upon such exercise at the time of such exercise would be entitled in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such exercise occurs after the Distribution Date, the same number of Rights to which a Holder of the number of shares into which the Warrant to be exercised was exercisable immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights, and in each case subject to the terms and conditions of the Rights.

               (vii) Officer's Certificate. Whenever the Exercise Quantity or Exercise Price shall be adjusted as required by the provisions of this Section 7, the Company shall forthwith maintain at its principal office an officer's certificate showing the adjustment determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any Holder and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to each Holder.

     8. Fractional Shares. The Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Warrants or to distribute certificates which evidence fractional shares of Common Stock. If any fraction of a share would be issuable upon exercise of the Warrant, but for this Section 8, in lieu of fractional shares of Common Stock, the Company may pay to the Holders of Warrant Certificates at the time such Warrants are exercised as herein provided an amount in cash equal to the same fraction of the Current Market Value of one share of Common
Stock computed to the nearest cent. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     9.   Determination of Market Value.  For purposes of this
Agreement, the Current Market Value of a share of Common Stock (the
"Current Market Value") shall be the closing price per share of Common
Stock on the date of determination. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York
Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ (including the OTCBB), the National Quotation Bureau Incorporated or such other system then in use with respect to the Common Stock, or, if on any such date the Common
Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or traded, the Current
Market Value shall mean the current value per share as determined in good faith by the Board of Directors of the Company at its expense. If a Holder objects to the Current Market Value as so determined, an independent investment banker reasonably acceptable to such Holder(s) and the Company shall make a determination of Current Market Value which shall be conclusive. If such determination is five percent (5%) or more greater than the current value as determined by the Board of Directors, then the Company shall pay the reasonable costs and expenses of such independent investment banker; otherwise the Holder(s) shall pay such costs and expenses.

     10.  Registration of Common Stock.

          (a) "Piggyback" Registration. If at any time the Company determines to register under the Securities Act of 1933, as amended (including pursuant to a demand of any security holder of the Company exercising registration rights but other than on a Registration Statement on Form S-4 or Form S-8 or any similar or successor form or any other registration statement relating to an exchange offer or offering of securities solely to the Company's existing security holders or employees), any of its Common Stock (except securities to be issued solely in connection with any acquisition of any entity or business, shares issuable solely upon exercise of stock options, shares issuable solely pursuant to employee benefit plans or shares to be registered on any registration form that does not permit secondary sales), and either Selling Existing Holder (as defined in
Section 14 below) also determines to register any of his shares of Common Stock, it must give each Holder, written notice of such determinations at least thirty (30) days prior to each such filing. If, within fifteen (15) days after receipt of such notice, each Holder so requests in writing, the Company must include in such registration statement ("Registration Statement") (to the extent permitted by applicable regulation) all or any part of each Holder's Warrants and the shares of Common Stock (or other securities representing Common Stock) purchasable or purchased from time to time under each Holder's Warrants (collectively, "Registrable Securities") that each Holder requests to be registered. Any Registrable Securities which are included in any underwritten offering under this Section 10 shall be sold upon such terms as the managing underwriters reasonably request. If such managing underwriter determines that a cutback in the number of shares to be registered is necessary, such cut back shall be effected on a pro rata basis among the shareholders of the Company requesting registration and each Holder. If a Holder disapproves of the terms of such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Nothing in this Section 10 shall preclude the Company from discontinuing the registration of its securities being effected on its behalf under this Section 10 at any time prior to the effective date of the registration statement relating thereto.

     Each Holder hereby agrees that, if so requested by the Company or any representative of the underwriters ("Managing Underwriter") in connection with the registration of a public offering of equity securities of the Company under the Securities Act of 1933, as amended ("Securities
Act"), that it shall not sell or otherwise transfer Warrants or any shares of Common Stock or other securities of the Company (including a sale pursuant to Rule 144 (or any similar provision then in force) under the Securities Act) during the ten (10) day period prior to and the 180-day period (or such other lesser period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) ("Market Standoff Period") following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. The Company will pay all registration expenses in connection with Registrable Securities, including without limitation all registration and filing fees; listing fees; printing expenses; the fees and disbursements of counsel for the Company, one counsel selected by the Holders and the Company's accountants, and Blue Sky fees and expenses, but excluding underwriting commissions and discounts applicable to a Holder's shares of Common Stock.

          (b)  Indemnification.

               (i) In the event of any registration of any of the Exercised Shares under the Act pursuant to this Section 10, the Company will, to the extent permitted by law, indemnify and hold harmless each Holder, its directors, officers or partners, each underwriter (if any) within the meaning of the Exchange Act (an "Underwriter") and each other person, if any, who controls such Holder or such Underwriter within the meaning of the Act or the Exchange Act (a "Controlling Person") against any losses, claims, damages or liabilities, joint or several, to which such seller or Underwriter or controlling person may become subject under the Act, the Exchange Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Exercised Shares were registered under the Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Company will reimburse such Holder or such Underwriter and each such Controlling
Person for any legal or any other expenses reasonably incurred by Cumberland or such Underwriter or Controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case (i) to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration
Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder or such Controlling Person specifically for use in the preparation thereof, or (ii) in the case of a sale directly by such Holder or such Controlling Person (including a sale of such shares through any underwriter retained by such Holder to engage in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of such shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act or any state securities laws.

               (ii) In the event of any registration of any of the Exercised Shares under the Act pursuant to this Agreement, each Holder will, to the extent permitted by law, indemnify and hold harmless the Company, each of its directors and officers, each Underwriter (if any) and each Controlling Person, if any, of the Company or Underwriter against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers, any Underwriter or Controlling
Persons may become subject under the Act, Exchange Act, Blue Sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such shares were registered under the Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder, specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of each Holder hereunder shall be limited to an amount equal to the proceeds to each seller of shares sold as contemplated herein, unless such liability arises out of or is based on willful misconduct by such Holder.

               (iii) Each party entitled to indemnification under this Subsection 10(b) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Subsection 10(b). The Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

               (iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) a Holder, if exercising rights under this Section 10, or any Controlling Person of any Holder makes a claim for indemnification pursuant to this Subsection 10(b) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Subsection 10(b) provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of such Holder or any such Controlling Person in circumstances for which indemnifications is provided under this Subsection 10(b), then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion, provided however, that, in any such case, (A) such Holder will not be required to contribute any amount in excess of the proceeds received from the sale of all such shares offered by it pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          (c)  Information by Each Holder.

               (i) Any Holder, if it has shares included in any registration, shall furnish to the Company such information regarding it and the distribution proposed by it as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 10.

               (ii) Each Holder shall report to the Company sales made pursuant to any registration of Exercised Shares.

          (d)  Limitations on Subsequent Registration Rights.  The
Company shall not, without the prior written consent of each Holder, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to receive registration rights on terms more favorable than those granted herein.

     11. Agreement of Warrant Holder. The Holder consents and agrees with the Company that:

          (a) Warrant Certificates are transferable only on the registry books of the Company if surrendered at its principal offices, duly endorsed or accompanied by a proper instrument of transfer in accordance with restrictions on transfer contained herein or in the Warrant Certificates; and

          (b) the Company may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

     12.  Warrant Certificate Holder Not Deemed a Stockholder.  No
Holder, as such, of any Warrant Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the shares of Common
Stock or any other securities of the Company which may at any time be issuable on the exercise of the Warrants represented thereby, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the Holder of any Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders of the Company at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders of the Company, or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by such Warrant Certificate that shall have been exercised in accordance with the provisions hereof.

     13. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price and the number or kind or class of shares or other securities or property purchasable under the Warrant.

     14. Right of Co-Sale. If at any time except when the registration rights under Section 10 above apply, either or both of Alan Posner or Mark Streisfeld (the "Selling Existing Holder") propose to sell shares of Common Stock, including without limitation any options, warrants or other rights to purchase Common Stock or securities convertible into Common Stock
("Shares") to parties other than a Holder (a "Third Party Purchaser") in a transaction (the "Transaction"), the Selling Existing Holder shall have the right to sell to the Third Party Purchaser, provided that, as a condition to such a sale by the Selling Existing Holder, each Holder shall have the option of selling to the Third Party Purchaser, at the same price per share and on the same terms and conditions as involved in such sale by the Selling Existing Holder, the same proportion of Shares owned by such Holder as the proposed sale represents with respect to those Shares then owned (prior to the proposed sale) by the Selling Existing Holder. The right of co-sale of each Holder shall be on the following terms and conditions:

          (a)  The Selling Existing Holder shall deliver to each
Holder a written notice advising each Holder of the right of co-sale pursuant to this Section 14 (the "Co-Sale Notice"), which notice shall specify the terms and conditions of the proposed sale and the purchase price.

          (b) Each Holder, if it elects to exercise the right of co-sale, shall give notice of such election in writing and delivered to the Selling Existing Holder within ten (10) days after the date of the Co-Sale Notice, which notice shall state the quantity of Shares such Holder elects to sell.

          (c) Each Holder, if it elects to exercise the right of co-sale, shall deliver to the Selling Existing Holder for transfer to the Third Party Purchaser one or more certificates or other appropriate documents, properly endorsed for transfer, which represent the number of Shares such Holder elects to sell pursuant to this Section 14.

          (d)  The Shares that each Holder delivers to the Selling
Existing Holder shall be transferred by the Selling Existing Holder to the Third Party Purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Selling Existing Holder shall promptly thereafter remit to such Holder that portion of the sale proceeds to which Cumberland is entitled by reason of its participation in such sale.

          (e) The exercise or non-exercise of the co-sale rights of each Holder hereunder to participate in one or more sales of Shares made by a Selling Existing Holder shall not adversely affect their rights to participate in subsequent sales of Shares made by a Selling Existing Holder.

          (f) Each Holder, if it elects to exercise the right of co-sale, shall pay its pro rata share (based on the total number of Shares to be sold) of the expenses incurred in connection with such sale and shall be obligated to join on a pro rata basis (based on the total number of Shares to be sold) in any indemnification or other obligations that the Selling Existing Holder originating the sale agrees to provide in connection with such sale; provided, however, that such Holder shall not be obligated in connection with such sale to agree to indemnify or hold harmless the purchasers with respect to an amount in excess of the net proceeds paid to such Holder in connection with such sale.

          (g) Notwithstanding anything in this Section 14 to the contrary, except with respect to a sale of all or substantially all of a Selling Existing Holder's Shares, either Selling Existing Holder may sell individually to one or more Third Party Purchasers a total of up to twenty-five percent (25%) of his shares of Common Stock as of the date hereof before any Holder shall have a right of co-sale. Any sale by a Selling
Existing Holder to a Third Party Purchaser which, alone or together with earlier sales to one or more related parties or which are part of a related series of transactions ("Related Sales"), exceeds the 25% threshold, shall cause the right of co-sale to be effective on the following additional terms:

               (i) If the sale which causes the 25% threshold to be exceeded is a Related Sale, the calculation of the number of Shares that each Holder may sell pursuant to this right of co-sale shall be made upon the assumption that all Related Sales from the date hereof by the Selling Existing Holder were made at the time of the sale which exceeded the 25% threshold;

               (ii) The price per share of the Common Stock that each Holder may sell under the right of co-sale shall be equal to the greater of (1) the per share price in connection with the proposed sale that would exceed the 25% threshold, or (2) the average price per share of all Related Sales of Common Stock by the Selling Existing Holder (including the proposed sale).

          (h) In consideration of Cumberland's agreeing to execute the Amended and Restated License, each Selling Existing Holder, by their signatures to this Agreement, acknowledges and agrees to the terms of this
Section 14 and represents (i) that Exhibit B hereto is a complete list of the Company's stockholders as of the date hereof (together with the number of shares of Common Stock and Preferred Stock, as applicable, held by each) and all Common Stock Equivalents and the holders of same, and (ii) that the securities indicated with an asterisk (*) (for Alan Posner) or a double asterisk (**) (for Mark Streisfeld) on such Exhibit B are those which are deemed to be Shares of Messrs. Posner and Streisfeld, respectively, for purposes of Sections 10 and 14(g) above.

          (i) If any Shares of a Holder are not of the same type or class as any shares of a Selling Existing Holder, such Holder and Selling Existing Holder shall attempt to agree on a value of Holder's securities to be sold to the Third Party Purchaser. If agreement is not reached within ten
(10) days following the Holder's delivery of notice of election to the Selling Existing Holder, an independent investment banker reasonably acceptable to such Holder and Selling Existing Holder shall make a determination of value which shall be conclusive. If such determination is five percent (5%) or more greater than the value determined by the Selling Existing Holder, then the Selling Existing Holder shall pay the reasonable costs and fees of such independent investment banker; otherwise the Holder shall pay such costs and expenses.

          (j) Within thirty (30) days following any sale of Shares by either Selling Existing Holder, such Selling Existing Holder shall send a written notice to Cumberland and each other Holder providing the amount of Shares sold, the price, the name of the purchaser, the date of the sale, and any other operative terms with respect to the sale.

     15. Headings. The headings in this Option Agreement are for purposes of reference only, and shall not limit or otherwise affect the meaning hereof.

     16. Successors and Assigns. The terms of this Agreement shall be binding upon the Company, the Holders and their respective successors and assigns.

     17.  Governing Law: Consent to Jurisdiction; Waiver of Jury
Trial. Etc.  THIS AGREEMENT AND ALL RELATED INSTRUMENTS
AND AGREEMENTS SHALL BE DEEMED TO BE CONTRACTS
MADE IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICT
OF LAWS) AND THE UNITED STATES OF AMERICA.  WITHOUT
EXCLUDING ANY OTHER JURISDICTION, EACH HOLDER AND
THE COMPANY IRREVOCABLY AGREE THAT THE STATE AND
FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, NEW
YORK, BOROUGH OF MANHATTAN, SHALL HAVE
NON-EXCLUSIVE JURISDICTION OVER PROCEEDINGS IN
CONNECTION HEREWITH.  EACH PARTY HEREBY WAIVES ANY
RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY
DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR
OTHERWISE) ARISING UNDER OR RELATING TO THIS
AGREEMENT OR ANY RELATED MATTERS, AND AGREE THAT
ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING
WITHOUT A JURY.  EACH PARTY FURTHER AGREES NOT TO
ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM
THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF
ANY SUCH COURT.

     18. Counterparts. This Agreement may be executed in any number of counterparts, each of which together constitute one instrument.

     WITNESS the due execution of this Warrant Agreement as of the date first above written.

ATTEST:                  MERIDIAN HOLDINGS, INC.

                              By:/s/ Mark Streisfeld        By:/s/ Alan Posner

                 Print Name: Mark Streisfeld        Print Name: Alan Posner

                   Title:  President             Title:Chairman, Secretary

CUMBERLAND PACKING CORP.

By:   /a/ Marvin E. Eisenstadt
Print Name:  Marvin E. Eisenstadt
Title:  President


ACKNOWLEDGED AND AGREED with
respect to Section 14 hereof:


/s/ Alan Posner
Alan Posner

/s/ Mark Streisfeld
Mark Streisfeld


THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE
EXERCISE HEREOF ARE SUBJECT TO THE TERMS AND
PROVISIONS OF THAT WARRANT AGREEMENT DATED AS OF
SEPTEMBER 30, 1999 BETWEEN CUMBERLAND PACKING CORP.
("CUMBERLAND") AND MERIDIAN HOLDINGS, INC. (THE
"COMPANY") (AS THE SAME MAY BE SUPPLEMENTED,
MODIFIED, AMENDED, EXTENDED OR RESTATED FROM TIME TO
TIME, THE "WARRANT AGREEMENT").  AMONG OTHER THINGS,
THE WARRANT AGREEMENT CONTAINS PROVISIONS FOR
RESTRICTIONS ON TRANSFER AND REGISTRATION RIGHTS.  A
COPY OF THE WARRANT AGREEMENT IS AVAILABLE AT THE
EXECUTIVE OFFICES OF THE COMPANY.



           COMMON STOCK PURCHASE WARRANT

                September 30, 1999

     Capitalized terms used and not otherwise defined in this Warrant shall have the meanings respectively assigned to them in the Warrant Agreement referred to in the legend above. The Company certifies and agrees that Cumberland Packing Corp. and its successors and assigns
(referred to herein as the "Holder") is entitled to purchase from the Company an Exercise Quantity initially equal to an aggregate of 350,000 shares of the Company's Common Stock, par value $0.001 per share (the "COMMON
STOCK"), all upon the terms and provisions and subject to adjustment as provided in the Warrant Agreement and this Common Stock Purchase
Warrant (the "WARRANT").  The exercise price per share of Common
Stock for which this Warrant is exercisable shall be equal to the greater of
(i) $2.50 or (ii) fifty percent (50%) of the average Current Market Value during the twenty (20) day period immediately preceding an exercise of this Warrant, as adjusted from time to time pursuant to the terms of this Warrant and the Warrant Agreement (the "EXERCISE PRICE").

                 ________________

1.   Exercise of Warrant.

               1.1 This Warrant may be exercised by the Holder of this Warrant at any time during the term hereof in whole, or in part from time to time by presentation and surrender of this Warrant to the Company, together with the Exercise Form, in the form attached hereto as Exhibit A-1 (the "EXERCISE FORM"), duly completed and executed and payment in the aggregate amount equal to the Exercise Price multiplied by the number of shares of Common Stock being purchased. Payment of the Exercise Price shall be made by check payable to the order of the Company. Upon the Company's receipt of this Warrant, the completed and signed Exercise Form and the requisite payment, the Company shall as soon as practicable issue and deliver (or cause to be delivered) to the exercising Holder stock certificates aggregating the number of shares of Common Stock purchased. In the event of a partial exercise of this Warrant, the Company shall issue and deliver to the Holder a new Warrant at the same time such stock certificates are delivered, which new Warrant shall entitle the Holder to purchase the balance of the Exercise Quantity not purchased in that partial exercise and shall otherwise be upon the same terms and provisions as this Warrant.

               1.2 In the event the Holder of this Warrant desires that any or all of the stock certificates to be issued upon the exercise hereof be registered in a name or names other than that of the Holder of this Warrant, the Holder must so request in writing at the time of exercise, and pay to the Company funds sufficient to pay all stock transfer taxes (if any) payable in connection with the transfer and delivery of such stock certificates.

               1.3 Upon the due exercise by the Holder of this Warrant, whether in whole or in part, that Holder (or any other person to whom a stock certificate is to be so issued) shall be deemed for all purposes to have become the Holder of record of the shares of Common Stock for which this Warrant has been so exercised, effective immediately prior to the close of business on the date this Warrant, the completed and signed Exercise Form and the requisite payment are duly delivered to the Company, irrespective of the date of actual delivery of certificates representing such shares of Common Stock so issued.

               1.4 In lieu of physical delivery of the shares of Common Stock for which this Warrant is exercisable, provided the Company's transfer agent is participating in The Depository
          Trust Company ("DTC") Fast Automated Securities Transfer
          ("FAST") program, upon request of the Holder and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit such shares to the Holder by crediting the account of the Holder's Prime Broker with DTC through its Deposit
          Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein.

     2.   Surrender of Warrant: Expenses.

               2.1 Whether in connection with the exercise, exchange, registration of transfer, replacement or put of this Warrant, surrender of this Warrant shall be made to the Company during normal business hours on a Business Day (unless the Company otherwise permits) at the executive offices of the Company, 3350 NW 2nd Avenue, Suite A28, Boca Raton,
          FL 33431, or to such other office or duly authorized representative of the Company as from time to time may be designated by the Company by written notice given to the Holder of this Warrant.

               2.2 The Company shall pay all costs and expenses incurred in connection with the exercise, registering, exchange, transfer, replacement or put of this Warrant, including the costs of preparation, execution and delivery of warrants and stock certificates, and shall pay all taxes (other than any taxes measured by the income of any Person other than the Company) and other charges (subject to Section 1.2 hereof) imposed by law payable in connection with the transfer or replacement of this Warrant.

     3.   Warrant Register, Exchange, Transfer, Loss.

               3.1 The Company at all times shall maintain at its chief executive offices an open register for the Warrant, in which the Company shall record the name and address of each Holder to whom a Warrant has been issued or transferred, the number of shares of Common Stock or other securities purchasable thereunder and the corresponding purchase prices.

               3.2 This Warrant may be exchanged for two or more warrants entitling the Holder hereof to purchase the same aggregate Exercise Quantity at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant. The Holder may request such an exchange by surrender of this Warrant to the Company, together with a written exchange request specifying the desired number of warrants and allocation of the Exercise Quantity purchasable under the existing Warrant.

               3.3 Subject to the provisions of Section 11 of the Warrant Agreement, this Warrant may be transferred, in whole or in part, by the Holder or any duly authorized representative of such Holder. A transfer may be registered with the Company by submission to it of this Warrant, together with an Assignment Form, in the form of Exhibit A-2 (the
          "ASSIGNMENT FORM"), duly completed and executed.
          Within five (5) Business Days after the Company's receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new Warrant representing the portion of the Exercise Quantity transferred at the same Exercise Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new Holder's name.

               3.4 In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new
          Warrant to the Holder in substitution therefor upon the Company's receipt of (i) evidence reasonably satisfactory to the company of such event (with the affidavit of an institutional Holder being sufficient evidence), and (ii) if requested by the Company, an indemnity agreement from any institutional Holder or an indemnity bond from anyone else reasonably satisfactory in form and amount to the Company.

     4. Rights and Obligations of the Company and the Warrant Holder. The Company and the Holders of this Warrant are entitled to the rights and bound by the obligations set forth in the Warrant
     Agreement, all of which rights and obligations are hereby incorporated by reference herein.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized representative and its corporate seal, if any, to be impressed hereupon and attested to by its Secretary or Assistant Secretary.


                                   MERIDIAN
HOLDINGS, INC.


By________________________________

Its_________________________________

Attest:

_________________________________
Secretary





                    Exhibit A-1

               COMMON STOCK WARRANT
                   EXERCISE FORM


Meridian Holdings, Inc.
Attention:  President
_________________________________
_________________________________

     The undersigned Holder of the attached Warrant hereby irrevocably elects to exercise the within Warrant for the purchase of _____ shares of Common Stock, $0.001 par value per share, of Meridian Holdings, Inc. (the "Company"), and herewith (please check as applicable) tenders payment for such shares of Common Stock to the order of the Company in the amount of $_____ per share (the Exercise Price currently in effect pursuant to this Warrant) in accordance with the terms hereof by enclosing a check (payable to the order of the Company) in the amount of $______________ in payment of the purchase price thereof.

     The undersigned hereby surrenders this Warrant Certificate and all right, title and interest therein to the Company and requests that a certificate for such shares of Common Stock be registered on the stock transfer books of the Company as follows:

Name of Transferee: ____________________________________________
State of Organization (if applicable):_______________________________
Federal Tax Identification or
  Social Security Number:________________________________________
Address:
______________________________________________________

     If this exercise of the Warrant is not an exercise in full, then the undersigned Holder hereby requests that a new Warrant of like tenor (exercisable for the balance of the shares of Common Stock underlying this Warrant) be issued and delivered to the undersigned Holder at the address on the warrant register of the Company.

Dated:__________________________
___________________________________________
                              (Name of Registered Holder -
Please Print)


By_______________________________________
                                   (Signature of Registered
Holder or
                                     of Duly Authorized
Signatory)


Title______________________________________

                    Exhibit A-2

               COMMON STOCK WARRANT
                  ASSIGNMENT FORM


     For Value Received, the undersigned Holder of the attached Warrant hereby sells, assigns and transfers to the transferee whose name and address are set forth below all of the rights of the undersigned under the within Warrant (to the extent of the portion of the within Warrant being transferred hereby, which portion is ___________________________).

Name of Transferee:
________________________________________________
State of Organization (if
applicable):___________________________________
Federal Tax Identification or
  Social Security
Number:_____________________________________________
Address:
___________________________________________________________

     If this transfer is not a transfer of the Warrant in full, then the undersigned hereby requests that, as provided in the within Warrant, a new Warrant of like tenor respecting the balance of the Exercise Quantity not being transferred pursuant hereto be issued in the name of and delivered to, the undersigned.

     The undersigned does hereby irrevocably constitute and appoint ____________________ attorney to register the foregoing transfer on the books of the Company maintained for that purpose, with full power of substitution in the premises.

Dated:_________________________
____________________________________
                                                         (Name of Registered
Holder - Please Print)


By_________________________________
                                        (Signature of
Registered Holder or
                                                                  of Duly
Authorized Signatory)

Title________________________________

THIS WARRANT AND THE SHARES ISSUABLE UPON THE
EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 OR QUALIFIED UNDER APPLICABLE
STATE SECURITIES LAWS. THIS WARRANT AND SUCH SHARES
MAY BE OFFERED, SOLD OR TRANSFERRED ONLY IN
COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND OF
ANY APPLICABLE STATE SECURITIES LAWS.

         ________________________________